EXHIBIT 4.2

FIRST SUPPLEMENTAL INDENTURE

dated as of October 1, 2014

among

ENOVA INTERNATIONAL, INC.,

The Guarantor(s) Party Hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
___________________________________________

9.75% Senior Notes due 2021

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of October 1, 2014, among ENOVA INTERNATIONAL, INC., a Delaware corporation (the “Company”), NC FINANCIAL SOLUTIONS OF LOUISIANA, LLC, a Delaware limited liability company; NC FINANCIAL SOLUTIONS OF MONTANA, LLC, a Delaware limited liability company; and NC FINANCIAL SOLUTIONS OF RHODE ISLAND, LLC, a Delaware limited liability company (each an “Undersigned”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of May 30, 2014 (the “Indenture”), relating to the Company’s 9.75% Senior Notes due 2021 (the “Notes”);
WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Subsidiaries to provide Guarantees in certain circumstances.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.
Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ENOVA INTERNATIONAL, INC., as Issuer
By:	/s/ David A. Fisher
Name: David A. Fisher
Title: Chief Executive Officer and President

NC FINANCIAL SOLUTIONS OF LOUISIANA, LLC
NC FINANCIAL SOLUTIONS OF MONTANA, LLC
NC FINANCIAL SOLUTIONS OF RHODE ISLAND, LLC

By: NC Financial Solutions, LLC
        The sole member of each of the foregoing entities

By:	/s/ David A. Fisher
Name: David A. Fisher
Title: Chief Executive Officer and President

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President